Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FOURTH QUARTER AND FULL YEAR 2023

RESULTS AND DECLARES INCREASED REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, February 2, 2024 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full year 2023 results: The Company’s revenues in the fourth quarter 2023 were $65.7 million, compared to $58.3 million in the fourth quarter 2022, an increase of $7.4 million, or 12.7%. For the full year 2023, the Company’s revenues were $281.3 million, compared to $236.2 million in the full year 2022, an increase of $45.2 million, or 19.1%. Lime and limestone revenues were $65.4 million in the fourth quarter 2023, compared to $57.8 million in the fourth quarter 2022, an increase of $7.6 million, or 13.1%. For the full year 2023, lime and limestone revenues were $280.2 million, compared to $233.4 million in the full year 2022, an increase of $46.8 million, or 20.0%. The increases in revenues in the fourth quarter and full year 2023, compared to the comparable 2022 periods, resulted from increases in average selling prices for the Company’s lime and limestone products, partially offset by decreased sales volumes. The decrease in sales volumes in the fourth quarter 2023, compared to the fourth quarter 2022, was principally due to decreased demand from the Company’s industrial and construction customers, partially offset by increased demand from its roofing and oil and gas services customers. The decrease in sales volumes in the full year 2023, compared to the full year 2022, were principally due to decreased demand from the Company’s industrial, steel, and construction customers, partially offset by increased demand from the Company’s roofing, environmental, and oil and gas services customers.

The Company’s gross profit was $23.6 million in the fourth quarter 2023, compared to $16.8 million in the fourth quarter 2022, an increase of $6.8 million, or 40.4%. The Company’s gross profit was $102.9 million in the full year 2023, compared to $70.3 million in the full year 2022, an increase of $32.5 million, or 46.2%. The Company’s lime and limestone gross profit was $23.6 million in the fourth quarter 2023, compared to $16.6 million in the fourth quarter 2022, an increase of $7.0 million, or 41.9%. The Company’s lime and limestone gross profit in the full year 2023 was $102.9 million, compared to $69.0 million in the full year 2022, an increase of $34.0 million, or 49.2%. The increases in gross profit in the fourth quarter and full year 2023, compared to the comparable 2022 periods, resulted primarily from the increased revenues discussed above, partially offset by increased production costs, principally from higher energy, labor, and parts and supplies costs.

Selling, general and administrative (“SG&A”) expenses were $4.6 million in the fourth quarter 2023, compared to $4.5 million in the fourth quarter 2022, an increase of $0.1 million, or 1.9%. SG&A expenses were $17.4 million in the full year 2023, compared to $15.6 million in the full year 2022, an increase of $1.9 million, or 12.1%. The increases in SG&A expenses in the 2023 periods, compared to the comparable 2022 periods, were primarily due to increased personnel expenses.

Other (income) expense, net was $2.4 million and $7.9 million in the fourth quarter and full year 2023, respectively, compared to $1.2 million and $1.8 million in the fourth quarter and full year 2022, respectively. The increases of $1.3 million and $6.2 million in other (income) expense, net, during the respective 2023 periods, compared to the comparable 2022 periods, were primarily due to higher interest rates earned on higher average balances of cash and cash equivalents.

The Company reported net income of $17.0 million ($2.98 per share diluted) and $74.5 million ($13.06 per share diluted) in the fourth quarter and full year 2023, respectively, compared to $10.8 million ($1.90 per share diluted) and $45.4 million ($8.00 per share diluted) in the fourth quarter and full year 2022, respectively, reflecting increases of $6.2 million, or 57.5%, and $29.1 million, or 64.1%, respectively.

“While we are pleased with our financial performance in the fourth quarter and full year 2023, reduced demand in the fourth quarter from our industrial and construction customers continued to generate headwinds for us. Increased demand from our roofing and oil and gas customers was an encouraging offset to overall decreases in volume,” said

Timothy W. Byrne, President and Chief Executive Officer. “Looking ahead, we anticipate that soft construction demand, particularly from commercial building, will continue through at least the first half 2024,” Mr. Byrne added.

Dividend

The Company announced today that the Board of Directors has declared an increased regular quarterly cash dividend of $0.25 per share on the Company’s common stock. This dividend is payable on March 15, 2024 to shareholders of record at the close of business on February 23, 2024.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), metals (including steel producers), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), roof shingle manufacturers, oil and gas services industries, and agriculture (including poultry producers). The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma, and Texas through its wholly owned subsidiaries, Arkansas Lime Company, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), Colorado Lime Company, Mill Creek Dolomite, LLC, Texas Lime Company, U.S. Lime Company, U.S. Lime Company-Shreveport, U.S. Lime Company-St. Clair, and U.S. Lime Company-Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company-O & G, LLC, has royalty and non-operated working interests in natural gas wells located in Johnson County, Texas, in the Barnett Shale Formation.

Any statements contained in this news release, including, but not limited to, statements relating to reduced demand and increased production costs, including higher energy, labor, and parts and supplies costs, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
INCOME STATEMENTS

Revenues	$65,692	$58,292	$281,330	$236,150
Cost of revenues	42,103	41,488	178,463	165,808
Gross profit	$23,589	$16,804	$102,867	$70,342

Selling, general and administrative expenses	$4,619	$4,533	$17,445	$15,559
Operating profit	$18,970	$12,271	$85,422	$54,783

Other (income) expense, net	(2,411)	(1,154)	(7,940)	(1,779)
Income tax expense	4,381	2,628	18,813	11,133
Net income	$17,000	$10,797	$74,549	$45,429

Income per share of common stock:
Basic	$2.98	$1.90	$13.10	$8.01
Diluted	$2.98	$1.90	$13.06	$8.00
Weighted-average shares outstanding:
Basic	5,697	5,674	5,692	5,672
Diluted	5,712	5,684	5,707	5,680
Cash dividends per share of common stock	$0.20	$0.20	$0.80	$0.80

			December 31,	December 31,
			2023	2022
BALANCE SHEETS
Assets:
Current assets			$254,969	$189,990
Property, plant and equipment, net			179,795	171,970
Other non-current assets			5,838	5,812
Total assets			$440,602	$367,772
Liabilities and Stockholders’ Equity:
Current liabilities			$17,491	$15,537
Deferred tax liabilities, net			24,659	25,582
Other long-term liabilities			5,348	5,565
Stockholders’ equity			393,104	321,088
Total liabilities and stockholders’ equity			$440,602	$367,772

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